EXHIBIT 1

JOINT FILING AGREEMENT

The undersigned hereby agree to the joint filing of the Schedule 13G (and any amendments thereto) to which this Agreement is attached.

Dated: February 13, 2015

OBERWEIS ASSET MANAGEMENT, INC.

By:	/s/ Patrick B. Joyce
Patrick B. Joyce
Executive Vice President

JAMES D. OBERWEIS

/s/ James D. Oberweis

JAMES W. OBERWEIS

/s/ James W. Oberweis